Exhibit 11


        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                         Fiscal Year
                                                1997        1996         1995
                                               ------      ------       ------
                                                        (as restated)
Net income (loss) per share was calculated
 as follows:
   Loss from continuing operations before
     discontinued operations                ($5,377,096) ($1,094,373) ($130,859)
   Income from discontinued operations                                 $241,256
   Net income (loss)                        ($5,377,096) ($1,094,373)  $110,397
   Periodic non-cash accretions on
    redeemable convertible preferred stock     (806,425)    (94,968)
   Non-cash, non-recurring dividends
     on conversions of redeemable
     preferred B stock                       (8,466,712)
   Non-recurring dividends on repurchase
     of redeemable preferred C stock           (573,305)
   Non-recurring discounts on warrant
     exercises                               (4,975,500)
   Net income (loss) attributable to
     common stockholders                   ($20,199,038) ($1,189,341)  $110,397

Primary:
   Weighted  average  common  shares
     outstanding                              7,089,321    3,068,278  1,804,827
   Incremental shares under stock options
     and warrantscomputed under the treasury
     stock method usingthe average market
     price of the issuer's common stock
     during the periods                         546,974      280,758      2,713
   Incremental shares under convertible
     preferred stock                                         220,556
   Incremental shares under convertible notes   196,167
   Weighted average common and common
    equivalent shares outstanding             7,089,321    3,068,278  1,807,540
   Loss per common share from
     continuing operations                     ($2.85)       ($.39)     ($.07)
   Income per common share from
     discontinued operations                                             $.13
   Net income (loss) per common share          ($2.85)       ($.39)      $.06

Fully diluted:
   Weighted  average  common  shares
     outstanding                              7,089,321    3,068,278  1,804,827
   Incremental shares under stock options
     and warrants computed  under the
     treasury  stock  method  using the
     market price of the issuer's common
     stock at the end of the periods if
     higher than the averagemarket price        546,974      420,652     13,565
   Incremental shares under convertible
     preferred stock                                         220,556
   Incremental shares under convertible notes   196,167
   Weighted average common and common
     equivalent shares outstanding            7,089,321    3,068,278  1,818,392
   Loss per common share from continuing
     operations                                ($2.85)       ($.39)     ($.07)
   Income per common share from
     discontinued operations                                             $.13
   Net income (loss) per common share          ($2.85)       ($.39)      $.06